Exhibit 99.1

CURAEGIS TECHNOLOGIES, INC.

CEO REPORT

MARCH 6, 2020

Dear Shareholders,

I am happy to report that our MyCadian app is working and is now available for download in the Apple App Store. We are now in a soft launch stage.

Our basic product offering which includes a CURA (Circadian User Risk Assessment) score, our Predictive Fatigue and Alertness analysis, Z-Coach, Notifications, and some other standard health and fitness metrics is now available. Some of our premium offerings, such as the myCadian data explorer will be available very soon. We should have more premium offerings in the product mix in the coming months.

We are now able to start our marketing and sales initiatives in earnest. Our initial push will be into the B2B verticals such as Trucking and Busing, Medical, Aviation, Municipal, and Corporate Wellness programs. We will also start to target large affiliate organizations whose members will be able to get substantial discounts on our wellness and safety technologies. Also, because we are now in the Apple App Store, we hope to eventually start entry into the general Consumer market. As with most startups, because we do not know the acceptance or the sales cycle for our technology, we cannot predict revenues at this time.

As you know this is a major (and illusive) milestone for CurAegis. Much of the credit goes to our new Vice President of Product, Brandon Hudson. Brandon is a software engineer with many and varied skills and talents. We hope to build our future technical team around him.

We continue to work on a sale, or other corporate relationship, to commercialize our Aegis Pump and Motor technologies. As we have stated previously, we are working with the investment banking advisory firm of Paramax Corporation. We are presently in communication with a number of companies to this end. We will report any results from these talks at the appropriate times.

We are currently raising operational funds on a month to month basis and hope to have sales revenue in the coming periods.

In order to realign our board to better reflect our concentration on our Fatigue Management and Software as a Service Technology, we are announcing the retirement of two of our Board members from active Board members to an honorary emeritus status. They are:

John Heinricy                                                 Thomas Labus

We are very grateful for their valuable service and look forward to their continued advice and counsel.

We are also announcing the addition of two new Board members and a new Special Advisor to the Board who will bring new talents, skills and experience to our more concentrated business plans, technologies and marketing. They are:

Aaron Newman Board Member: Aaron Newman is an entrepreneur having founded five successful startups: BlocWatch, CloudCheckr, Techrigy, DbSecure, and Application Security, Inc. Mr. Newman is currently a director of CloudCheckr. Mr. Newman authored the books Enterprise 2.0, published by McGraw-Hill, and the Oracle Security Handbook, published by Oracle Press. He is an acclaimed international speaker on technology topics and has been awarded multiple patents in database security and social media.

Prior to founding DbSecure, Mr. Newman held technology positions at Price Waterhouse, Bankers Trust, and as an independent IT consultant. Mr. Newman proudly served in the U.S. Army during the First Gulf War. Aaron currently serves as a Trustee of the Strong National Museum of Play, Nazareth College, MCC Foundation, Greater Rochester Chamber of Commerce, and the Rochester Police Foundation.

Dr. Walter Johnson Board Member: Walter A. L. Johnson is the Executive Director of the Rochester Data Science Consortium and the New York State Center of Excellence for Data Science. Dr. Johnson was Vice President of the Palo Alto Research Center (Xerox PARC), managing their Intelligent Systems Laboratory in Palo Alto until 2014 at which time he moved to Rochester to integrate Xerox’s Webster Research Center into PARC. Previously, Dr. Johnson served as Senior Vice President of Operations at SkyGrid, Inc., a real-time financial news analytics startup, as well as the Vice President of Strategy and Business Development at Uppercase, Inc., a tablet PC startup acquired by Microsoft in a $45M transaction. He is a former scientist in PARC’s groundbreaking Human-Computer Interaction group, where he specialized in intelligent interfaces for mobile and ubiquitous computing applications.

Dr. Johnson’s work on an embedded document application environment for multi-function devices led to the creation of a special enterprise-level division of Xerox, for which he received the Xerox President’s Award and the PARC Excellence in Science and Technology award. He also served as the Vice President of Strategic Operations at 12 Entrepreneuring, a business incubator in San Francisco. He holds 15 United States patents. Dr. Johnson obtained his Ph.D. in Cognitive Psychology from the University of Pittsburgh, and B.A. and M.A. in Cognitive Psychology at the University of Arizona.

Max Borges Special Advisor to the Board: Max Borges is CEO of the Max Borges Agency. They are a communications, creative services and digital strategies firm that services the Consumer and Corporate technology industry. Their expertise is in:

Content Creation

Consumer Products

Corporate Image

Digital Communications

Event Marketing

Media Training

New Product Introductions

Social Marketing

Social Media

Sports Marketing

Consumer Technology

Brand Strategy & Brand Building

Strategic Advice & Counsel

Thought Leadership

We are very excited to have these professionals with our Company and look forward to their leadership for our future.

As always, thank you for your patience and confidence,

Richard A. Kaplan

CEO

CurAegis Technologies Inc.

ABOUT CURAEGIS TECHNOLOGIES, INC. CurAegis Technologies, Inc. (OTCQB: CRGS) was incorporated as a New York business corporation on September 25, 1996. The Company develops and markets advanced technologies in the areas of power, safety and wellness. The Company is focusing its commercialization strategies on the following technologies: (i) the CURA System which includes a wellness and safety system (the CURA System) which is engaged in the fatigue management business and (ii) the Aegis division which is engaged in the power and hydraulic business. The CURA System consists of software that measures multiple fatigue metrics in order to determine that level of a person's ability to perform a task or job appears relative to their fatigue level. The Aegis hydraulic pump is an innovative hydraulic design, whose goal is to deliver better efficiencies in a package that is smaller and lighter than existing technologies. The Company has not had any significant revenue-producing operations.

CONTACT: Richard A. Kaplan Chief Executive Officer 585-254-1100

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS. This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors and other factors affecting the operation of the Company's businesses. More detailed information about these factors may be found in filings by the Company with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, and periodic reports on Form 8-K. The Company is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.